Exhibit 2.1


                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                               ARCH WIRELESS, INC.
                                      INTO
                         ARCH COMMUNICATIONS GROUP, INC.


     Pursuant to Section 253 of the General Corporation Law of the State of

Delaware, Arch Communications Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

does hereby certify:

     FIRST: That the Corporation is incorporated pursuant to the General

Corporation Law of the State of Delaware.

     SECOND: That the Corporation owns all of the outstanding shares of the capital stock of Arch Wireless, Inc., a Delaware corporation (the "Subsidiary").

     THIRD: That the Corporation, by the following resolutions of its Board of

Directors, duly adopted by written consent on September 15, 2000, determined to merge Subsidiary into the Corporation and change the Corporation's corporate name to "Arch Wireless, Inc." on the conditions set forth in such resolutions:

          RESOLVED: That the Corporation is hereby authorized to make a capital contribution in the amount of one dollar ($1.00) in exchange for all of the outstanding shares of capital stock of Arch Wireless, Inc., a Delaware corporation formed solely for the purpose of effecting a change in the corporate name of the Corporation (the "Subsidiary").

          RESOLVED: That following its acquisition of all of the outstanding shares of capital stock of the Subsidiary, the Corporation shall, pursuant to Section 253 of the Delaware Code, merge into itself the Subsidiary and shall assume all of the Subsidiary's liabilities and obligations (the "Merger"); and that upon the effectiveness of the Merger, the Corporation's corporate name shall be changed to "Arch Wireless, Inc."

          RESOLVED: That the Corporation, as the sole stockholder of the Subsidiary, be and hereby is authorized to take such actions as are necessary or appropriate to effect the Merger.

          RESOLVED: That each of the Chairman of the Board and Chief
                    Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer and the Senior Vice President, General Counsel and Secretary of the Corporation be and hereby is authorized and directed to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Subsidiary into the Corporation and to assume the liabilities and obligations of said Subsidiary and to change the Corporation's corporate name to "Arch Wireless, Inc." upon the effectiveness of the Merger, the execution and filing thereof to be conclusive evidence of such approval and the authorization therefor by the Board of Directors of the Corporation.

     FOURTH: That the Merger of Subsidiary into the Corporation be effective as of Monday, September 25, 2000 at 9:00 am (EST).


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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate of Ownership and Merger to be signed by its Chairman of the Board and Chief Executive Officer this 20th day of September, 2000.

                                        ARCH COMMUNICATIONS GROUP, INC.



                                        By:         /s/ C.E. Baker, Jr.
                                                ___________________________
                                                    C. Edward Baker, Jr.
                                                    Chairman of the Board and
                                                    Chief Executive Officer





[CORPORATE SEAL]